As filed with the Securities and Exchange Commission on November 30, 2023

File No. 333-207286

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERITIV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-3234977 (I.R.S Employer Identification No.)

1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328

(Address, including zip code, of Principal Executive Offices)

Susan B. Salyer

Senior Vice President, General Counsel and Corporate Secretary

Veritiv Corporation

1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328

(770) 391-8200

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 4 (“Post-Effective Amendment No. 4”), filed by Veritiv Corporation, a Delaware corporation (the “Company”), relates to the registration statement on Form S-3 (File No. 333-207286) (as amended, the “Registration Statement”) previously filed with the Securities and Exchange Commission (the “SEC”), to register, among other securities, shares of the Company’s common stock for resale by the selling stockholder named therein. The Registration Statement was declared effective by the SEC on October 23, 2015. On May 16, 2016, the Company filed a Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (“Post-Effective Amendment No. 1”) to convert the Registration Statement on Form S-3 into a registration statement on Form S-1 and to update the prospectus contained in the Registration Statement. Post-Effective Amendment No. 1 was declared effective by the SEC on May 17, 2016. On November 15, 2016, the Company filed a Post-Effective Amendment No. 2 to Form S-3 on Form S-1 (“Post-Effective Amendment No. 2”) to add certain exhibits not previously filed with the Registration Statement. Post-Effective Amendment No. 2 became effective on November 15, 2016. On February 3, 2017, the Company filed a Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 3”) to convert the Registration Statement on Form S-1 into a registration statement on Form S-3 and to update the prospectus contained in the Registration Statement. Post-Effective Amendment No. 3 became effective on February 15, 2017.

On August 6, 2023, the Company entered into an Agreement and Plan of Merger (as it has been or may be amended, supplemented, waived or otherwise modified in accordance with its terms, the “Merger Agreement”) by and among the Company, Verde Purchaser, LLC, a Delaware limited liability company (“Parent”) that is affiliated with Clayton, Dubilier & Rice, LLC, and Verde Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Upon the terms and conditions set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 30, 2023.

VERITIV CORPORATION

By:	/S/ Susan B. Salyer
	Name:	Susan B. Salyer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 4 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.